Exhibit 10.6

NON-EMPLOYEE DIRECTORS — ANNUAL GRANT

FTD COMPANIES, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.                                    The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants, non-employee Board members and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.                                    Participant is a member of the Board, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in providing a meaningful incentive for the Participant to continue to serve as a Board member.

C.                                    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A; provided, however, that any capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                      Grant of Restricted Stock Units.  The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the applicable issuance date following the vesting of that unit. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	<Award Date>

Number of Shares Subject to Award:	<# of Shares Awarded> shares of Common Stock (the “Shares”)

Vesting Schedule:

The Shares shall vest upon the Participant’s continued service as a Board member through                                        (the “Vesting Date”). Should the scheduled Vesting Date otherwise occur on a date on which the Common Stock is not traded on the Stock Exchange serving as the primary market for the Common Stock, then the Vesting Date shall instead be deemed to occur on the last day prior to such scheduled Vesting Date on which the Common Stock is so traded. The Shares shall also be subject to accelerated vesting in whole or in part in accordance with the provisions of Paragraphs 4 and 6 of this Agreement.

Issuance Schedule

Each Share in which the Participant vests in accordance with the foregoing vesting provisions shall be issued in compliance with the short-term deferral exception to Section 409A of the Code. Accordingly, the Shares in which the Participant vests on the Vesting Date shall be issued on that date or as soon thereafter as administratively practicable, but in no event later than                 . Any Shares in which the Participant vests pursuant to the vesting acceleration provisions of Paragraph 6 of this Agreement shall be issued on the effective date of the Change in Control or as soon as administratively practicable thereafter, but in no event later than three (3) business days following such effective date. Any Shares in which the Participant vests or is deemed to vest pursuant to the provisions of Paragraph 4 of this Agreement shall be issued on the earlier of (i) the date of the Participant’s cessation of service as a Board member or (ii) the Vesting Date specified above or as soon after such applicable date as administratively practicable, but in no event later than                   . The date on which the Shares are to be issued in accordance with the foregoing is hereby designated the “Issuance Date.”

2.                                      Limited Transferability.  Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to re-issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.                                      Cessation of Service.  Except as otherwise provided in Paragraphs 4 and 6 below, should the Participant cease to serve as a Board member for any reason prior to vesting in the Shares subject to this Award, then the awarded Restricted Stock Units will be immediately cancelled with respect to those unvested Shares, and the Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4.                                      Accelerated Vesting.

(a)                                 Should the Participant cease to serve as a Board member by reason of death or Permanent Disability, then all the Shares at the time subject to this Award shall immediately vest in full.

(b)                                 Should the Participant voluntarily resign from the Board under circumstances which would not otherwise trigger the vesting acceleration provisions of Paragraph 4(a) or Paragraph 6, then the Participant shall immediately vest in the number of Shares in which the Participant would have been vested at the time of such resignation had the Shares subject to this Award vested in a series of successive equal monthly installments over the duration of the Vesting Schedule.

5.                                      Stockholder Rights and Dividend Equivalents

(a)                                 The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to this Award until the Participant becomes the record holder of those Shares following their actual issuance.

(b)                                 Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable in cash or other property (other than shares of Common Stock) be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then the following provisions shall govern the Participant’s interest in that dividend or distribution:

(i)                                     If the dividend is a regularly-scheduled cash dividend on the Common Stock, then the Participant shall be entitled to a current cash distribution from the Corporation equal to the cash dividend the Participant would have received with respect to the Shares at the time subject to this Award had those Shares actually been issued and outstanding and entitled to that cash dividend. Each cash dividend equivalent payment under this subparagraph (i) shall be paid within five (5) business days following the payment of the actual cash dividend on the outstanding Common Stock.

(ii)                                  For any other dividend or distribution, a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution.  As the Shares subsequently vest hereunder, the phantom dividend equivalents so credited to those Shares in the book account shall also vest, and those vested dividend equivalents shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate.  In no event, however, shall any such phantom dividend equivalents vest or become distributable unless the Shares to which they relate vest in accordance with the terms of this Agreement.

6.                                      Change in Control.  Any Restricted Stock Units subject to this Award at the time of a Change in Control shall vest in full immediately prior to the consummation of that Change in Control.  The Shares subject to those vested units shall be converted into the right to receive for each such Share the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration shall be distributed to Participant on the effective date of such Change in Control or as soon as administratively practicable thereafter, but in no event later than three (3) business days following such effective date.

7.                                      Adjustment in Shares.  The total number and/or class of securities issuable pursuant to this Award shall be subject to adjustment upon certain corporate events as set forth in Article One, Section V(E) of the Plan.  The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and those adjustments shall be final, binding and conclusive.

8.                                      Issuance of Shares of Common Stock.

(a)                                 On the applicable Issuance Date for the Shares which vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the vested shares of Common Stock to be issued on such date and shall concurrently distribute to the Participant any accrued phantom dividend equivalents with respect to those vested Shares.

(b)                                 Except as otherwise provided in Paragraph 6, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock.  No fractional share of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Common Stock.

9.                                      Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Stock is listed for trading at the time of such issuance.

10.                               Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices, and directed to the attention of Stock Plan Administrator.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most current address then indicated for Participant on the Corporation’s records or delivered electronically to Participant through the Corporation’s email system.  All notices shall be deemed effective upon personal delivery or delivery through the Corporation’s electronic mail system or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.                               Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois without resort to that State’s conflict-of-laws rules.

12.                               Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

13.                               Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

14.                               No Impairment of Rights.  Nothing in this Agreement shall in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.  In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Participant from the Board at any time in accordance with the provisions of applicable law.

15.                               Code Section 409A.  (a) It is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

(b)  If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Code Section 409A, then the following provisions shall apply:

•                                          No Shares or other amounts which become issuable or distributable under this Agreement by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant until the date of the Participant’s Separation from Service due to such cessation of Service or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.

•                                          No amounts that vest and become payable under Paragraph 5 of this Agreement by reason of a Change in Control shall be distributed to the Participant at the time  of such Change in Control, unless that transaction also qualifies as a change in control event under Code Section 409A and the Treasury Regulations thereunder.  In the absence of such a qualifying change in control, the distribution shall not be made until the date or dates on which those amounts are otherwise to be distributed hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

FTD COMPANIES, INC.

By:

Title:

PARTICIPANT

Name: <Participant Name>

Signature:

APPENDIX

The following definitions shall be in effect under the Agreement:

A.                                    Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B.                                    Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

C.                                    Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.                                    Board shall mean the Corporation’s Board of Directors.

E.                                     Change in Control shall have the meaning set forth in the Plan.

F.                                      Code shall mean the Internal Revenue Code of 1986, as amended.

G.                                    Common Stock shall mean shares of the Corporation’s common stock.

H.                                   Corporation shall mean FTD Companies, Inc., a Delaware corporation, and any successor entity to all or substantially all of the assets or voting stock of FTD Companies, Inc. which shall by appropriate action adopt the Plan.

I.                                        1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

J.                                        Participant shall mean the person to whom the Award is made pursuant to the Agreement.

K.                                   Plan shall mean the Corporation’s 2013 Incentive Compensation Plan, as amended and restated from time to time.

L.                                     Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

M.                                 Permanent Disability shall mean the inability of Participant to perform his or her usual duties as a member of the Board by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

N.                                    Separation from Service shall mean the Participant’s cessation of Service as determined in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A.

O.                                    Service shall have the meaning set forth in the Plan.

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P.                                      Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

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